Exhibit 99.2

Chenghe Acquisition II Co. Announces Closing of $86.25 Million Initial Public Offering

SINGAPORE, June 10, 2024 /PRNewswire/ -- Chenghe Acquisition II Co. (“the Company”) (NYSE:CHEB.U), a blank check company, announced today the closing of its initial public offering of 8,625,000 units (including 1,125,000 units sold upon exercise of the underwriters’ over-allotment option in full)  at a public offering price of $10.00 per unit, resulting in total gross proceeds of the offering of $86.25mm. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

Of the proceeds received from the consummation of the initial public offering (as well as the exercise of the over-allotment option), and a simultaneous private placement of units, $86,250,000 was placed in trust.

The Company is a blank check company newly incorporated as a Cayman corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. The Company has not selected any potential business combination target and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any potential business combination target. While the Company may pursue an initial target business in any industry, geography, or sector, we intend to focus our search on growing companies in Asian markets or global companies with a presence or focus in Asia.

Cohen & Company Capital Markets acted as Lead Book-Running Manager, Seaport Global Securities acted as a Joint Book Runner for the offering, and Revere Securities LLC, Chenghe Capital Management and Webull Financial LLC acted as co-managers.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on June 6, 2024, Eastern Standard Time. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended,  including with respect to the initial public offering and the anticipated use of the net proceeds. Words such as “will,” “would,” “may,” “intends,” “anticipates,” “potential,” and similar expressions, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The forward-looking statements contained in this press release speak only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events or circumstances after the date of this press release, unless required by law.

Investor Relations Contact
Chenghe Acquisition II Co.
Anna Zhou
Email: anna.zhou@chenghecap.com